Exhibit T3A-3

CERTIFICATE OF FORMATION

OF

RUBICON NC LLC

This Certificate of Formation is being executed as of July 5, 2016 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1. Name. The name of the limited liability company is Rubicon NC LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, New Castle County, Delaware 19808. The registered agent of the Company for service of process is Corporation Service Company located at 2711 Centerville Road, Suite 400, in the City of Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Tim Lambert
Tim Lambert, an Authorized Person